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                        Provident Bankshares Corporation
         --------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 Paul M. Aguggia, Muldoon, Murphy & Faucette LLP
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March 27, 2000

Ms. Joanna Sullivan
Editor
The Baltimore Business Journal
111 Market Place, Suite 720
Baltimore, MD 21202

Dear Joanna:

Your editorial "Board should decide fate," in the March 17th issue of the Baltimore Business Journal, addressed a proposal by Mid-Atlantic Investors, one of Provident Bankshares' major stockholders, to sell or merge the bank as quickly as possible.

We strongly agree with your assessment that the Board and our shareholders should determine the best course of action for Provident's future, but would like to offer a few comments and clarifications that may be of interest to you and your readers.

When our shareholders defeated the same Mid-Atlantic proposal last year by a three-to-one margin, Mid-Atlantic leadership said they would continue to push for a sale of Provident. Our Board and management are taking Mid- Atlantic's proposal very seriously, but continue to believe that its adoption would ultimately be detrimental to the financial interests of our stockholders.

We remain committed to maximizing long-term shareholder value and have developed and continue to implement business strategies designed to do just that. Provident Bankshares has posted 25 consecutive quarters of double-digit increases in core earnings. Our earnings growth exceeded 13% in 1999 and earnings per share grew 13.60%. 1999 return on equity was strong at 14.6%. We also continued to improve our operating efficiency while investing in the growth of our branch network. Provident opened 16 new branches last year, and this expansion resulted in fee income, deposit, loan and market share growth. In 1999, our Maryland deposit market share increased 22%, significantly more than any multi-branch bank doing business in the state.

Your editorial states, "We don't fault Shearer, a well-known activist investor, for wanting Provident to sell. He, like any good investor, wants to make money." But good investors also realize that making money means knowing when to hold on to a good investment. And that's a major reason why we oppose the Mid-Atlantic proposal.

Provident is a larger, stronger and more profitable institution than it was a year ago. However, due to the overall market condition for bank stocks, our current share price does not reflect our strong financial performance. The drop in Provident Bankshares share price since the third quarter of 1999 is consistent with 75% of all similar bank stocks. This decline across the financial services sector has been attributed to an anticipated rise in interest rates, growing investor focus on high-tech stocks and the disappointing financial results reported by some acquiring banks as they struggle to integrate their merger partners. In several recent mergers, the stock price of the acquiring bank actually declined sharply upon the announcement of the merger.

Although the Mid-Atlantic "sell the bank" proposal is non-binding and does not require the board to take


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any action, we are concerned that its adoption would result in uncertainty regarding our future and adversely affect our ability to attract and retain customers and employees.

Your editorial also states that, "A wish to remain independent is not enough for a board member to ignore his or her fiduciary responsibility." We couldn't agree more. Provident Board members, who fully understand their fiduciary responsibilities, are not guided by such "wishes". Our Board regularly reviews its strategic business focus and considers strategic actions that may be taken to maximize long-term shareholder value. The Board has been and will continue to be open to the full range of strategic options available to achieve this. We have not adopted a "just say no" policy regarding the sale or merger of Provident.

With shareholder interests in mind, the Board strongly believes that the sale of Provident Bank now would sacrifice our long-term business strategy in pursuit of a short-term gain that may or may not be available. Given the current market conditions for all bank stocks and our excellent growth prospects, we believe placing a "for sale" sign on Provident is not the best avenue for our shareholders to realize the intrinsic long-term value of their investments.

Sincerely,

/s/ Peter M. Martin
-------------------
Peter M. Martin
Chairman of the Board, President and
Chief Executive Officer